UBS Eucalyptus Fund, LLC

Security: ARQULE INC.
Date of Purchase: 6/14/07
Price: $7.75/share
Shares Purchased: 137,000
Purchased From: CIBC
Aggregate amount of offering: 7,000,000 shares